Exhibit 99.1

DineEquity, Inc. Announces John Cywinski as President of Applebee’s

25-Year Industry Veteran and Former Applebee’s Chief Marketing Officer

Returns to Casual Dining Category Leader

GLENDALE, Calif. -- March 9, 2017 -- DineEquity, Inc., the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced that John Cywinski has been appointed President, Applebee’s, effective today.

John most recently served as Executive Vice President of Strategic Innovation and Marketing at Brinker International, parent company of Chili’s Grill & Bar and Maggiano’s Little Italy. Prior to Brinker, John was at Yum! Brands from 2010 to 2014, where he was the President of KFC’s $4.4 billion, 4,400 restaurant U.S. business. Before joining Yum! John spent four years as a franchisee himself, owning and operating successful Dunkin’ Donuts and Sonic restaurants in Chicago; he has since sold all of his restaurants.

From 2001 to 2006, John served as the chief marketing officer of Applebee’s, where he led all aspects of brand strategy and positioning including, marketing, culinary and menu strategies, while spearheading innovative initiatives like Applebee’s Carside To Go, a 5-year alliance with Weight Watchers, and the “Eatin’ Good In The Neighborhood” ad campaign. Previously, John served as Vice President of U.S. Brand Strategy for McDonald’s Corporation, President of Buena Vista Pictures Marketing for The Walt Disney Company and led U.S. Marketing for Burger King. John started his career with Leo Burnett Advertising in Chicago.

“We are pleased that John is rejoining the Applebee’s team, this time as brand president,” said Richard J. Dahl, DineEquity’s Chairman and Interim Chief Executive Officer. “John is a highly-regarded industry veteran with more than 25 years of leadership experience, including leading quick service and casual dining brands. Importantly, he is in the unique position of being able to provide extensive industry experience and a fresh innovative perspective to the Applebee’s business, while already having a deep understanding and appreciation of the brand and strong collaborative relationships with its franchise community. Through his previous work with KFC and Applebee’s, John has proven his ability to work with franchisees to revitalize a brand, and we couldn’t imagine a better fit to lead Applebee’s turnaround.”

Continued Dahl, “Applebee’s is an iconic brand, number one in its category, with a broad footprint and sophisticated franchisee base. While the business, like the category, is going through a challenging period, we are confident that we can improve performance and drive long-term growth again under John’s leadership. DineEquity’s highly-franchised model continues to generate significant cash flow, which will enable us to make substantial investments in the brand, and we are thrilled to have John on board to guide our growth initiatives.”

“I’m thrilled to be back at Applebee’s, where I was previously part of a terrific senior team and franchise community that led the transformation of the company,” said Cywinski. This is a very meaningful homecoming for me and I’m looking forward to partnering with Applebee’s franchisees as well as the Applebee’s and DineEquity teams to unlock the growth within this great brand. I am both proud and humbled to have this opportunity and I’m committed to working tirelessly with all partners to reestablish Applebee’s excellence and leadership in the category.”

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under the Applebee’s Neighborhood Grill & Bar brand and franchises and operates restaurants under the IHOP brand. With more than 3,700 restaurants combined in 18 countries and 3 U.S. territories and approximately 400 franchisees, DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s website located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s indebtedness; risk of future impairment charges; trading volatility and the price of the Company’s common stock; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; risks associated with locations of current and future restaurants; rising costs for food commodities and utilities; shortages or interruptions in the supply or delivery of food; ineffective marketing and guest relationship initiatives and use of social media; changing health or dietary preferences; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; fourth-party claims with respect to intellectual property assets; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; our dependence upon our franchisees; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; heavy dependence on information technology; the occurrence of cyber incidents or a deficiency in our cybersecurity; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Media contact:

Patrick Lenow

Vice President, Communications, DineEquity, Inc.,

818-637-3122